                         STOCK PURCHASE AGREEMENT

                              BY AND BETWEEN

                          BERGER HOLDINGS, LTD.

                                   AND

                              ROGER M. CLINE

                       Dated as of February 7, 1997

                          SCHEDULES AND EXHIBITS
                          ----------------------


Schedule 4.5           -    Officers and Directors; Bank Accounts
Schedule 4.6           -    Assets
Schedule 4.8           -    Financial Statements
Schedule 4.9           -    Undisclosed Liabilities
Schedule 4.10          -    Tax Returns
Schedule 4.11          -    Real Property Interests
Schedule 4.12          -    Intangibles
Schedule 4.13          -    Material Contracts
Schedule 4.14          -    Employee Benefits
Schedule 4.16          -    Litigation
Schedule 4.17          -    License Revocation Proceedings
Schedule 4.18          -    Insurance
Schedule 4.19          -    Related Party Transactions
Schedule 4.20          -    Actions Since Balance Sheet Date
Schedule 4.22          -    Financial Advisors
Schedule 5.3           -    Conflicts/Consents

                         STOCK PURCHASE AGREEMENT
                         ------------------------


        THIS STOCK PURCHASE AGREEMENT, dated as of February 7, 1997 (the "Agreement"), by and between Berger Holdings, Ltd., a Pennsylvania corporation ("Berger") and Roger M. Cline, an individual resident of Virginia (the "Shareholder").


                           W I T N E S S E T H:
                           - - - - - - - - - -

        WHEREAS, Real-Tool, Inc., a Virginia corporation ("Real-Tool") presently owns and operates a snow guard manufacture and sales business located in the Commonwealth of Virginia (the "Business");

        WHEREAS, the Shareholder owns all of the issued and outstanding capital stock of Real-Tool;

        WHEREAS, the Board of Directors of Berger deems it advisable and in the best interest of Berger and its shareholders that Berger acquire all of the issued and outstanding capital stock of Real-Tool and that the parties enter into certain related agreements on the terms set forth herein; and

        WHEREAS, certain terms used in this Agreement are defined in
Section 9.1.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

                                ARTICLE I

                          THE SALE AND PURCHASE

        Upon the terms and subject to the conditions of this Agreement, the Shareholder hereby sells, conveys, transfers, assigns and delivers to Berger, and Berger hereby purchases from the Shareholder on the date hereof, all of the issued and outstanding capital stock of Real-Tool owned by the Shareholder, all free and clear of any and all liens, claims, liabilities, obligations, pledges, encumbrances, charges and restrictions of every kind, nature and description. The Shareholder is, contemporaneously herewith, causing Real-Tool to cancel the Shareholder's stock certificate evidencing the shares owned by the Shareholder and to issue to Berger a stock certificate evidencing such number or shares.

                                ARTICLE II

                              PURCHASE PRICE

        2.1  Purchase Price.        Berger shall pay the Shareholder, as
            ---------------
consideration for the Shareholder's one hundred (100) shares of the common stock of Real-Tool, no par value (the "Real-Tool Common Stock") which are all of the Real-Tool Common Stock issued and outstanding as of the date hereof, the following:

                (a) On the date hereof, one hundred thousand (100,000) shares of the common stock of Berger, $0.01 par value (the "Berger Shares"), in the form of a certificate evidencing such shares.

                (b) On the date hereof, an amount equal to Seven Hundred Fifty Thousand Dollars ($750,000), minus the amounts set forth in Sections 3.1 and 3.2 hereof, and minus any amounts paid at Real-Tool's request by Berger to employees of Real-Tool as bonuses, payable by bank treasurer's check or wire transfer.

                (c) Commencing on April 15, 1997, an aggregate amount in cash of Seven Hundred Fifty-Thousand Dollars ($750,000), in four equal quarterly installments, together with interest payable on the outstanding balance of the amount due pursuant to this Section 1.3(c) at the applicable quarterly federal rate for the month of this Agreement.

                (d) On the date hereof, an amount that the Shareholder estimates to be ninety-five percent (95%) of Real-Tool's actual cost for all finished and unfinished inventory (other than inventory constituting a part of the Excluded Assets) as of the close of business on the Business Day prior to the date hereof. Such amount shall be specified pursuant to a certain side letter, to be dated on even date herewith and to be executed by the Shareholder and acknowledged by Berger (the "Side Letter"); provided, that within thirty (30) days of the date hereof, Berger and the Shareholder shall mutually agree on the full cost of such inventory as of such date and the difference between such amount and the amount paid to the Shareholder pursuant to this Section 2.1(d) shall be paid in cash by Berger to the Shareholder within ten (10) days after the determination of such amount (if the amount as so determined is less than the amount paid) or Berger shall reduce the amount of the next Earn Out Payment (as defined below) due pursuant to Section 2.1(e)(i) hereof, by such difference (if the amount as so determined exceeds the amount paid).

                (e) A Deferred Sales Contingent Consideration (the "Earn Out"), payable by check or wire transfer no later than January 15, April 15, July 15 and October 15 of each year for a period of fifteen (15) years from the date hereof, equal to the sum of:

                        (i) six percent (6%) of the revenues derived by Berger, its Affiliates and all licensees of the Primary Patent from the sales of the snow guards made in accordance with the design described in and protected by the Primary Patent and any and all products based on, derived


from or incorporating any and all claimed inventions, and any and all embodiments, modifications, improvements and variations thereof now existing or hereafter developed, which such products, inventions, embodiments, modifications, improvements or variations would, if sold by a seller that did not own or license rights to the Patents (as defined below) infringe on the Patents (collectively, the "Snow Guards"), net of returns, warranty costs and bad debts, during the immediately preceding calendar quarter (each, an "Earn Out Payment" and, collectively, the "Earn Out Payments"); provided, that if any Snow Guards are sold as part of or
                --------
in combination with any other Berger product, the revenues received by Berger in respect of such sale of Snow Guards shall be calculated for the purposes of this Section 2.1(e) as if the Snow Guards had been individually sold;

                        (ii) one hundred percent (100%) of any royalties or license fees that Berger or an Affiliate thereof derives from the license to any other manufacturer or other Person, of the Primary Patent and any and all products based on, derived from or incorporating any and all claimed inventions, and any and all embodiments, modifications, improvements or variations thereof now existing or hereafter developed by Berger or any Affiliate thereof; provided, that if such royalties or
                                 --------
license fees from other licensees represent more than six percent (6%) (or seven percent (7%) if Berger exercises the Option (as defined below)) of the revenues derived by such third party licensees from the sales of Snow Guards, net of returns, warranty costs and bad debt, then Berger shall only be required to pay to Shareholder the amount that would have been paid had Berger been the manufacturer and distributor of such products.

                If, as of the end of any calendar year (beginning with the calendar year ended December 31, 1997), the aggregate Earn Out Payments for such calendar year (including the amount due pursuant to the next January 15 Earn Out Payment) are less than Seventy-Five Thousand Dollars ($75,000), prorated for partial years and not counting, for this purpose, the amount of any adjustment to any Earn Out Payment pursuant to Section 2.1(d) hereof or other provision of this Agreement, Berger shall increase the amount of the next January 15 Earn Out Payment by the amount of such shortfall (the "Shortfall Payment"); provided, further, that Berger shall
                                     --------  -------
have the option (the "Option"), exercisable in its sole discretion by written notice to the Shareholder at any time during the six (6) month period beginning five (5) years after the date hereof, to both (i) increase the Earn Out to a rate of seven percent (7%) commencing as of February 1, 2002, and (ii) eliminate the obligation to make a Shortfall Payment. If Berger exercises the Option and at anytime thereafter discontinue sales of the Snow Guards, Berger shall assign the Patents and rights of Berger to all embodiments, modifications, improvements and variations thereon, and transfer the pattern equipment, applicable trademarks associated with the Snow Guards (and not generally applicable to other Berger products), and other related rights to the Shareholder. Real-Tool shall be jointly and severally liable to the Shareholder with regard to the Earn Out Payments and the other obligations of Berger pursuant to this Section 2.1(e), and to secure such obligations, grants the Shareholder a security interest in the Patents, the pattern equipment and the applicable trademarks associated with the Snow Guards (and not

generally applicable to other Berger products. Berger, Real-Tool and the Shareholder shall enter into a collateral security agreement and assignment of the forms in a form to be mutually agreed upon whereby the Patents, the pattern equipment and the applicable trademarks associated with the Snow Guards (and not generally applicable to other Berger products) are assigned to the Shareholder as collateral security to secure the payment and performance by Berger and Real-Tool of their obligations under this Agreement, including but not limited to, their obligations to reassign the patent under certain conditions.

                Berger shall provide to the Shareholder within sixty (60) days after each January 15 Earn Out Payment a schedule, certified as true and correct by Berger, its chief financial officer and its independent auditor, containing the calculation of all figures and amounts relevant to the calculation of Earn Out Payments pursuant to this Section 2.1(e) in connection with the preceding calendar year, and the Shareholder shall have the right to have such figures and amounts audited by a reputable certified public accountant of his choice, the cost of such audit to be paid by the Shareholder unless the figures certified to by Berger, its chief financial officer and its independent auditor are ultimately found to understate by (i) at least twenty percent (20%) or (ii) Twenty-Five Thousand Dollars ($25,000), whichever is less, the aggregate amount due to the Shareholder for the period covered by such audit, in which case the cost of such audit shall be paid by Berger or reimbursed by Berger.

                (f) On the date hereof, an amount, payable by bank treasurer's check or wire transfer, which amount shall equal the full amount of all accounts receivable of Real-Tool as of the close of business on the Business Day prior to the date hereof the invoice date of which is no greater than sixty (60) days prior to the Business Day immediately prior to the date hereof, minus the aggregate amounts of all undisputed accounts payable of Real-Tool as of the close of business on the Business Day immediately prior to the date hereof. Such amount shall be specified pursuant to the Side Letter; provided, that Berger shall use its
                             --------
reasonable efforts to collect all amounts due with respect to any account receivable with such invoice date, and that if any such amount is not collected by Berger, after its reasonable efforts to make such collection, within ninety (90) days after the invoice date thereof, the amount not collected may be offset in accordance with Section 9.6 hereof; provided
                                                               ---------
further, however, that if any amount offset pursuant to the foregoing
-------  -------
proviso is subsequently collected by Berger, the next payment due to the Shareholder pursuant to Section 2.1(g) shall be increased by the amount of such collection; provided further, that with regard to this Section 2.1(f)
                 ----------------
and Section 2.1(g), amounts collected by Real-Tool or Berger after the date hereof from any customer of Real-Tool with respect to any account receivable shall be applied on a first in, first out basis to the oldest account receivable due from such customer.

                (g) Commencing on the date hereof, quarterly payments, due no later than January 15, April 15, July 15 and October 15 of each year, equal to the amount of revenues collected with respect to accounts receivable of Real-Tool the invoice date of which is more than sixty (60) days prior to the Business Day immediately prior to the date hereof for
the preceding calendar quarter, minus any amounts paid by Berger or an Affiliate thereof with respect to accounts payable of Real-Tool (other than any amounts paid pursuant to Section 2.1(f) hereof) the invoice date of which is more than sixty (60) days prior to the Business Day immediately prior to the date hereof for the preceding calendar quarter. To the extent that the foregoing computation results in a negative number, that amount shall be carried forward to the following month to reduce the amount otherwise due to the Shareholder. The Shareholder shall be liable to Berger for any amount by which total amounts paid by Berger in respect of such accounts payable exceed the amounts collected by Berger in respect of such accounts receivable.

                (h) On the date hereof, an amount to be specified pursuant to the Side Letter, which the Shareholder shall represent to be fifty percent (50%) of the legal fees (excluding disbursements) of the Shareholder and Real-Tool relating to the transactions contemplated hereby; provided, that the amount payable by Berger in connection pursuant
        --------
to this Section 2.1(h) shall not exceed Twelve Thousand Five Hundred Dollars ($12,500).

                                ARTICLE III

                    CONSIDERATION FOR RELATED AGREEMENTS

        3.1      Consideration for Noncompetition Agreement.  Berger is
                   -------------------------------------------
contemporaneously herewith paying to the Shareholder as consideration for the noncompetition agreement set forth in Section 7.4 hereof, Fifty Thousand Dollars ($50,000), payable by bank treasurer's check or wire transfer.

        3.2      Consideration for Right of First Negotiation.  Berger is
                 ---------------------------------------------
contemporaneously herewith paying to the Shareholder as consideration for the right of first negotiation set forth in Section 7.3 hereof, Fifty Thousand Dollars ($50,000), payable by bank treasurer's check or wire transfer.

                                ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

        The Shareholder hereby represents and warrants to Berger as follows:

        4.1   Organization and Good Standing.  Real-Tool is a corporation
              -------------------------------
duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Real-Tool is not qualified to do business as a foreign corporation in any other state. Real-Tool has an authorized capital consisting of one thousand (1000) shares of Real-Tool Common Stock, of which one hundred (100) shares are outstanding, all of which outstanding shares are validly issued, fully paid and non-assessable. There are no options, warrants, rights, stockholder agreements or other instruments or agreements outstanding giving any Person the right to

acquire any shares of capital stock of Real-Tool or any other equity interest in Real-Tool, nor are there any commitments to issue or execute any such option, warrants, rights, instruments or agreements. The minute books and stock records of Real-Tool are complete and accurate and all signatures included therein are the genuine signatures of the persons whose signatures are required. The Shareholder has delivered to Berger true, correct and complete copies of the certificate of incorporation (certified by the Clerk of the State Corporation Commission of the Commonwealth of Virginia) and by-laws (certified by the secretary, assistant secretary or other appropriate officer) of Real-Tool.

                4.2   Authorization of Agreement.  The Shareholder has all
                      ---------------------------
requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document or instrument or certificate contemplated by this Agreement or to be executed by the Shareholder in connection with the consummation of the transactions contemplated by this Agreement (collectively, the "Seller Documents"), and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the Seller Documents have been duly and validly executed and delivered by the Shareholder and each other party thereto (other than Berger) and (assuming the due authorization, execution and delivery by Berger if a party thereto) this Agreement and each of the Seller Documents constitutes the legal, valid and binding obligations of the Shareholder and each other party thereto (other than Berger), enforceable against such Person in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

        4.3  Subsidiaries and Other Interests.  Real-Tool does not have
            ---------------------------------
any Subsidiaries and does not own any equity interests in any Person.

        4.4 Conflicts; Consents of Third Parties.
            -------------------------------------

                (a) Neither the execution and delivery by the Shareholder of this Agreement and any of the Seller Documents, the consummation by the Shareholder of the transactions contemplated hereby and thereby, nor compliance by the Shareholder with any of the provisions hereof or thereof will (i) conflict with, violate, result in the breach or termination of, constitute a default under, or give rise to any right of acceleration under, any Contract to which Real-Tool or the Shareholder is a party or by which Real-Tool or the Shareholder or any of their properties or assets is bound; (ii) violate any Law or Order of any Governmental Body by which Real-Tool or the Shareholder is bound; or (iii) result in the creation of any Lien upon the properties or assets of Real-Tool or the Shareholder.

             (b) No waiver, Order or Permit, or declaration or filing with or notification to, any Person or Governmental Body is required on the part of Real-Tool or the Shareholder in connection with the execution and delivery of this Agreement or the Seller Documents, the compliance by Real-Tool or the Shareholder with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby.


             4.5  Officers, Directors; Bank Accounts.  Schedule 4.5 is a
                   -----------------------------------
correct and complete list of all directors of Real-Tool, all officers of Real-Tool, all bank accounts and safe deposit boxes of Real-Tool and all persons authorized to sign checks drawn on such accounts and to have access to such safe deposit boxes.

             4.6  Ownership and Transfer of Assets.   All of the assets of
                  ---------------------------------
which  Real-Tool is the owner are set forth in reasonable detail on
Schedule 4.6 hereto (the "Assets"). Real-Tool is the owner of the Assets free and clear of any and all Liens. Upon the consummation of the transactions contemplated hereby, Real-Tool will continue to have good, valid and marketable title to all of the Assets, free and clear of all Liens, except for those Assets (including the Excluded Intellectual Property (as defined in Section 4.12 below)) identified on Schedule 4.6 as the "Excluded Assets," which Excluded Assets have been distributed by Real-Tool to the Shareholder immediately prior to the execution of this Agreement.

           4.7  Ownership of Real-Tool Common Stock.  The Shareholder owns
               ------------------------------------
all of the outstanding shares of Real-Tool Common Stock. The Shareholder has good, marketable and unencumbered title to such shares, free and clear of all Liens, security interests, pledges, claims, options and rights of others. Upon the consummation of the transactions contemplated hereby, Berger will have good, marketable and unencumbered title to such shares, free and clear of all Liens, security interests, pledges, claims, options and rights of others.

          4.8   Financial Statements.  The Shareholder has delivered to
                ---------------------
Berger (and such materials are attached hereto as Schedule 4.8) copies of
(i) the internally prepared unaudited balance sheets of Real-Tool as at December 31, 1994, 1995 and 1996 and (ii) the internally prepared unaudited statements of income and of cash flows of Real-Tool for the years then ended (such statements are referred to herein as the "Financial Statements"). Each of the Financial Statements has been prepared in conformity with the practices consistently applied by Real-Tool without modification of the accounting principles used in the preparation thereof, and presents fairly the financial position, results of operations and cash flows of Real-Tool as at the dates and for the periods indicated. For the purposes hereof, the balance sheet of Real-Tool as at December 31, 1996 is referred to as the "Balance Sheet" and December 31, 1996 is referred to as the "Balance Sheet Date." Berger expressly acknowledges that Real-Tool has informed it that the Financial Statements have not been reviewed, compiled, or audited by a certified public accountant, and Berger expressly acknowledge its awareness that the accounting methods used may not be in accordance with generally accepted accounting principles.

        4.9  No Undisclosed Liabilities.  Except as set forth on Schedule
             ---------------------------
4.9, Real-Tool has no indebtedness, obligations or liabilities, whether related to tax or non-tax matters, known or unknown, due or not yet due, liquidated or unliquidated, fixed or contingent, or otherwise, except as and to the extent reflected in the Balance Sheet or in this Agreement or any Schedule.


        4.10 Taxes.
             -----

             (a) Real-Tool has prepared and filed the Tax Returns listed on Schedule 4.10 for the periods shown thereon. The Tax Returns constitute all United States and Virginia tax returns required to be filed by or with respect to Real-Tool or its assets, and the Tax Returns have been properly prepared and duly and timely filed with the appropriate taxing authorities in the jurisdictions in which such Tax Returns are required to be filed. The Tax Returns are true, complete and correct in all material respects. Real-Tool has duly and timely paid all Taxes that are due, or claimed or asserted by any taxing authority to be due, from or with respect to it for periods covered by such Tax Returns.

             (b) Real-Tool has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld on or prior to the date hereof and paid over for all periods under all applicable laws.

             (c) There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to Real-Tool for any taxable period.

             (d) All deficiencies asserted or assessments made as a result of any examinations by the Internal Revenue Service or any other taxing authority of the Tax Returns of or covering or including Real-Tool have been fully paid, and there are no other audits or investigations by any taxing authority in progress, nor has Real-Tool received any notice from any taxing authority that it intends to conduct such an audit or investigation.

             (e)   Real-Tool is not a foreign person within the meaning of
Section 1445 of the Code.

             (f) No claim has been made by a taxing authority in a jurisdiction where Real-Tool does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

             (g) No property owned on the date hereof by Real-Tool will be required to be treated as being (i) owned by another Person pursuant to the provisions of Section l68(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986 or (ii) tax-exempt use property within the meaning of
Section 168(h)(1) of the Code.

             (h) No property owned on the date hereof by Real-Tool is subject to a Section 467 rental agreement.











             (i) Real-Tool is not a party to any tax sharing or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the date hereof.

             (j) The performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent event) result in any payment that would constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

             (k) There are no liens with respect to Taxes upon any of the assets of Real-Tool.

             (l) Real-Tool has never been a member of an affiliated group of corporations filing a consolidated, combined or unitary Tax Return.

             (m) Real-Tool is not required to file any foreign tax returns nor be subject to any foreign tax.

             (n) No consent under Section 341(f)(1) of the Code with respect to Real-Tool has been filed or will be filed at any time.

             (o) As of the first day of its most recently completed taxable year, Real-Tool had adjusted inventories as required by Section 263A of the Code. Schedule 40-1 sets forth the amount of each adjustment, if any, required under said Section 263A and the regulations thereunder.

             (p) Real-Tool has not utilized for income tax purposes any investment tax credits which would be subject to recapture at the date hereof or thereafter.

             (q) There is no plan or intention on the part of the Shareholder to dispose of the stock of Buyer received by him pursuant to the transactions contemplated hereby except as permitted by this Agreement.

       4.11  Real Property.  Schedule 4.11 sets forth a complete list of
             -------------
all interests in real property owned or leased by Real-Tool. The parties acknowledge and agree that the lease for 4137 square feet of space located in Valley Industrial Park at 210-I 21st Street, Purcellville, Virginia has been assigned by Real-Tool to the Shareholder immediately prior to the execution of this Agreement, and that the Shareholder has agreed to assume and perform the obligations of Real-Tool, as tenant, thereunder, and to indemnify and hold Berger harmless against any liability with respect thereto.














       4.12  Intangible Property.
             -------------------

             (a) Schedule 4.12 contains a complete and correct list of each patent, trademark, trade name, service mark and copyright or other intellectual property (collectively, the "Intellectual Property") owned or used by Real-Tool, including without limitation the name "Real-Tool," which is the only name used by Real-Tool in the operation of the Business, as well as all registrations thereof and pending applications therefor, and each license or other agreement relating thereto. Except as set forth on Schedule 4.12, each of the foregoing is owned by Real-Tool, free and clear of all Liens and is in good standing and does not conflict with the rights of any other Person. Berger expressly acknowledges and agrees that certain Intellectual Property (the "Excluded Intellectual Property") not used in connection with the Business has been assigned by Real-Tool to the Shareholder immediately prior to the date hereof. Berger further acknowledges that the Shareholder, in his individual capacity, is the owner and developer of certain other intellectual property listed on
Schedule 4.6, and which is not related to the Business (the "Excluded Intellectual Property"), and Berger expressly acknowledges and agrees that Real-Tool has no right, title or claim in and to any ideas, inventions, development stage work or other intellectual property developed (or under development) by the Shareholder and not expressly listed on Schedule 5.12(a) There have been no claims made and neither the Shareholder nor Real-Tool has received any notice or has any reason to believe that any of the foregoing rights of Real-Tool in the Intellectual Property (other than the Excluded Intellectual Property) is invalid or conflicts with the asserted or unasserted rights of others. Real-Tool possesses all patents, patent licenses, trade names, trademarks, service marks, brand marks, brand names, copyrights, know-how, formulae and other proprietary and trade rights necessary for the conduct of the Business as now conducted, not subject to any restrictions and without any conflict with the rights of others, and Real-Tool has not forfeited or otherwise relinquished any such patent, patent license, trade name, trademark, service mark, brand mark, brand name, copyright, know-how, formulae or other proprietary right necessary for the conduct of the Business as conducted on the date hereof. Except as it may be required to maintain such Intellectual Property, neither the Shareholder, Real-Tool nor any Affiliate thereof is under any obligation to pay any royalties or similar payments. Real-Tool is the registered owner of the United States and foreign Patents set forth opposite their names on Schedule 4.12 and have applications pending with the U.S. Patent Office and foreign patents offices (as the case may be) for the applications listed on Schedule 4.12 as being patents pending.
The Shareholder has no knowledge of any adverse claim of any kind with respect to any of such patents or patent applications, nor does the Shareholder have any knowledge, or reason to know, that a patent will not issue on any such patent application. No process used by Real-Tool in the Business or any product manufactured or sold by Real-Tool as part of the Business infringes upon any patent, patent application, trademark or trade name of any other party. Real-Tool has not done business at any address other than the following addresses: Valley Industrial Park, 210-I 21st Street, Purcellville, Virginia.

          4.13 Material Contracts.  Schedule 4.13 sets forth all Contracts
               ------------------
to which Real-Tool is a party or by which it is bound, including, without limitation: (i) Contracts with the Shareholder (or any Affiliates of the


 Shareholder) or any current or former officer or director of Real-Tool;
(ii) Contracts with any labor union or association representing any employee of Real-Tool; (iii) Contracts pursuant to which any Person is required to purchase or sell a stated portion of its requirements or output from or to another Person; (iv) Contracts for the sale or lease (as lessor or lessee) of any real or personal property whether or not in the ordinary course of business or for the grant to any Person of any preferential rights to purchase any of its assets; (v) partnership or joint venture agreements; (vi) Contracts containing covenants of Real-Tool or any of its Affiliates not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with Real-Tool in any line of business or in any geographical area; (vii) Contracts relating to the acquisition by Real-Tool of any operating business or the capital stock of any other Person; or (viii) Contracts relating to the borrowing of money. There have been made available to Berger true and complete copies of each of the Contracts. Except as set forth on Schedule 4.13, each of the Contracts and other agreements is in full force and effect and is the legal, valid and binding obligation of each party thereto, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth on Schedule 4.13, Real-Tool is not in default under any Contract, nor, to the knowledge of the Shareholder, is any other party to any Contract in default thereunder in any material respect.

       4.14  Employee Benefits.  Schedule 4.14 sets forth a complete and
             -----------------
correct list of (i) all "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other severance pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, stock purchase arrangements or policies, life insurance, scholarship or other employee benefit plan, program or arrangement maintained by Real-Tool or to which Real-Tool has any liability (contingent or otherwise) with respect to employees, officers, directors or shareholders of Real-Tool ("Employee Benefit Plans"). None of the Employee Benefit Plans constitutes a multiple employer plan as defined in Section 4063 and 4064 of ERISA ("Multiple Employer Plans"), (ii) a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) ("Multiemployer Plans") or (iii) a "benefit plan," within the meaning of Section 5000(b)(l) of the Code providing continuing benefits after the termination of employment (other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at the former employee's or his beneficiary's sole expense).

          4.15  Labor.  Real-Tool is not party to any labor or collective
                -----
bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of Real-Tool. There are no unfair labor practice charges, grievances or complaints pending or, to the best knowledge of the Shareholder, threatened by or on behalf of any employee or group of employees of Real-Tool.

         4.16  Litigation.  Except as set forth in Schedule 4.16, there is
               ----------
no suit, action, proceeding, investigation, claim or order pending or, to
the knowledge of the Shareholder, threatened, against Real-Tool (or, to the knowledge of the Shareholder, pending or threatened against any of the officers, directors or key employees of Real-Tool with respect to their business activities on behalf of Real-Tool), or to which Real-Tool is otherwise a party, before any court, or before any Governmental Body; nor, to the knowledge of the Shareholder, is there any reasonable basis for any such action, proceeding, or investigation. Real-Tool is not subject to any Order of any Governmental Body and Real-Tool is not engaged in any legal action to recover monies due it or for damages sustained by it.

       4.17  Compliance with Laws.  Real-Tool possesses all Permits of and
             --------------------
from all Governmental Bodies necessary to own or lease its respective properties and assets and to conduct the business in which it is engaged. Except as set forth on Schedule 4.17, no proceeding has been threatened or commenced that seeks to, or could reasonably be anticipated to, cause the suspension, modification, revocation or withdrawal of any Permit. Real-Tool is currently, and at all times has been, in material compliance with all Laws applicable to it. Real-Tool has not received any written or oral communication alleging that Real-Tool or the operations thereof may be in violation of any Law or any Permit, or may have any liability under any Law.

      4.18   Insurance.  Schedule 4.18 sets forth a complete and accurate
             ---------
list of all policies of insurance of any kind or nature covering Real-Tool or any of its employees, properties or assets, including, without limitation, policies of life, disability, fire, theft, workers compensation, employee fidelity and other casualty and liability insurance. All such policies are in full force and effect and Real-Tool is not in default of any provision thereof. Real-Tool has not received notice from any issuer of any of such policies of such issuer's intention to cancel or refusal to renew any policy issued by it.

       4.19   Related Party Transactions.  Except as set forth on Schedule
              --------------------------
4.19, Real-Tool has not borrowed any moneys from and has no outstanding indebtedness or other similar obligations to the Shareholder or any of its Affiliates. Except as set forth on Schedule 4.19 [reflect the year-end bonus and assets being removed prior to the date hereof], since the Balance Sheet Date Real-Tool has not made any payments in cash or otherwise (as a dividend, other distribution or otherwise), or made any loans to an Affiliate and has not entered into any agreements with any Affiliate. Except as set forth in Schedule 4.19, none of Real-Tool, or any of its officers, employees or Affiliates (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of Real-Tool, (B) engaged in a business related to the Business or (C) a participant in any transaction to which Real-Tool is a party or (ii) is a party to any Contract or transaction with Real-Tool.

        4.20   Actions since Balance Sheet Date; Shareholder's Equity.
               ------------------------------------------------------
There has been no Material Adverse Change since the Balance Sheet Date. Except as shown on Schedule 4.20, or as contemplated by this Agreement, since the Balance Sheet Date, Real-Tool:


             (a) has not taken any action outside of the ordinary and usual course of business; provided, that the payment by Real-Tool of a
                          --------
year-end bonus to the Shareholder for the year ended December 31, 1996 shall not be deemed to be outside the ordinary course of business for the purposes of this Section 4.20(a) or Section 4.20(d) below;

             (b) has not borrowed any money or become contingently liable for any obligation or liability of others;

             (c) has paid all of its debts and obligations as they became due;

             (d) has not incurred any debt, liability or obligation of any nature to any party except for obligations arising from the purchase of goods or the rendition of services in the ordinary course of business;

             (e)  has not knowingly waived any right of substantial value;
and

             (f) has used its best efforts to preserve its business organization intact, to keep available the services of its employees, and to preserve its relationships with its customers, suppliers and others with whom it deals.

         4.21   No Misrepresentation.  No representation or warranty of
                 --------------------
Real-Tool or the Shareholder contained in this Agreement or in any schedule hereto or in any certificate or other agreement or instrument furnished by Real-Tool or the Shareholder to Berger pursuant to the terms hereof contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There are no material facts relating to Real-Tool, the Business or the Assets that have not been disclosed in writing to Berger.

       4.22  Financial Advisors.  Except as set forth on Schedule 4.22, no
             ------------------
Person has acted, directly or indirectly, as a broker, finder or financial advisor for Real-Tool or the Shareholder in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

       4.23  Securities Representations.
             --------------------------
             (a) The Shareholder is a resident of the Commonwealth of Virginia, and is an "accredited investor" as that term is in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the "1933 Act").

             (b) The Shareholder has read the Securities Reports. Berger has made available to the Shareholder all documents that the Shareholder has requested relating to the Berger Shares, and has provided answers to all of the Shareholder's questions concerning the Berger Shares. In addition, the Shareholder has had an opportunity to discuss the Berger Shares with representatives of Berger and to ask questions of them. Without limiting the foregoing, the Shareholder understands and acknowledges that neither Berger nor anyone acting on its behalf has made

any representations or warranties other than those contained herein respecting Berger or the future conduct of Berger's business or of Real-Tool's business, and the Shareholder has not relied upon any representations or warranties other than those contained herein in the belief that they were made on behalf of Berger.

             (c) The Shareholder recognizes that receipt of the Berger Shares involves certain risks, including without limitation those set forth in the Registration Statement on the Form S-3 that is one of the Securities Reports and has sufficient knowledge to understand all such risks.

             (d) The Shareholder hereby agrees to not sell, or otherwise transfer, in the aggregate, more than fifty thousand (50,000) Berger Shares during any calendar quarter.

             (e) The Shareholder is acquiring the Berger Shares to be issued to him without a view to any distribution or resale thereof, other than a distribution or resale that, in the opinion of counsel, which opinion is satisfactory to Berger, may be made without violating the registration provisions of the 1933 Act or applicable Virginia securities laws. The Berger Shares are "restricted securities" within the meaning of Rule 144 under the 1933 Act and have not been registered under the 1933 Act and therefore must be held indefinitely unless they are subsequently registered under the 1933 Act or an exemption from registration is available.

          (f) The Shareholder understands that there shall be endorsed on the certificate evidencing the Berger Shares delivered contemporaneously herewith a legend substantially similar to the following:

            "THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE '1933 ACT'), OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION AND ARE 'RESTRICTED SECURITIES' AS DEFINED BY RULE 144 UNDER THE 1933 ACT. THE SHARES MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR DISTRIBUTED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT REGISTERING THE SHARES UNDER THE 1933 ACT, OR IN LIEU THEREOF, AN OPINION OF COUNSEL, WHICH OPINION IS SATISFACTORY TO THE ISSUER OF THE SHARES, TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACTS."


                                ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF BERGER

        Berger hereby represents and warrants to the Shareholder that:

        5.1  Organization and Good Standing.  Berger is a corporation duly
             ------------------------------
organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.

        5.2  Authorization of Agreement.  Berger has full corporate power
              --------------------------
and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Berger in connection with the consummation of the transactions contemplated hereby and thereby (the "Berger Documents"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Berger of this Agreement and each Berger Document have been duly authorized by all necessary corporate action on behalf of Berger. This Agreement and each Berger Document has been duly executed and delivered by Berger and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and each Berger Document when so executed and delivered constitute the legal, valid and binding obligations of Berger, enforceable against Berger in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

        5.3  Conflicts; Consents of Third Parties.
             ------------------------------------

             (a) Except as set forth on Schedule 5.3 hereto, none of the execution and delivery by Berger of this Agreement and of the Berger Documents, the consummation by Berger of the transactions contemplated hereby and thereby or compliance by Berger with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws of Berger, (ii) conflict with, violate, result in the breach or termination of, constitute a default under, or give rise to any right of acceleration under, any Contract to which Berger is a party or by which Berger or its properties or assets is bound or (iii) violate any Law or Order of any Governmental Body by which Berger is bound.

        (b) Except as set forth on Schedule 5.3, no waiver, Order or Permit of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Berger in connection with the execution and delivery of this Agreement or the Berger Documents or the compliance by Berger with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby.






        5.4  Financial Advisors.  No Person has acted, directly or
             ------------------
indirectly, as a broker, finder or financial advisor for Berger in connection with the transactions contemplated by this Agreement and no person is entitled to any fee or commission or like payment in respect thereof.

        5.5  No Misrepresentation.  No representation or warranty of
             --------------------
Berger contained in this Agreement or in any schedule hereto or in any certificate or other agreement or instrument furnished by Berger to the Shareholder pursuant to the terms hereof (including, without limitation, the Securities Reports) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

                                ARTICLE VI

       CONTINUATION AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES

        Subject to Article VIII hereof, all representations and warranties made in this Agreement shall survive the consummation of the transactions provided for in this Agreement for a period of time equal to the applicable statutes of limitations. Each warranty and representation contained herein is independent of all other warranties and representations contained herein (whether or not covering an identical or a related subject matter) and must be independently and separately complied with and satisfied. Exceptions or qualifications to any warranties or representations contained herein shall not be construed as exceptions or qualifications to any other warranty or representation. No such representation or warranty shall be deemed to have been waived, affected or impaired by any investigation made by any party to this Agreement.

                                ARTICLE VII

                                 COVENANTS

        7.1  Effect of Investigation.  Except as expressly otherwise
             -----------------------
provided in this Agreement, no investigation by Berger prior to or after the date of this Agreement shall diminish or obviate any of the material representations, warranties, covenants or agreements of the Shareholder contained in this Agreement or the Seller Documents.

        7.2  Preservation of Records.  Subject to Section 7.7 hereof
             -----------------------
(relating to the preservation of Tax records), the Shareholder and Berger agree that each of them shall preserve and keep the records held by them relating to the Business for a period of three (3) years from the date hereof and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, Legal Proceedings against or governmental investigations of Real-Tool or Berger or any of their respective Affiliates or in order to enable the Shareholder or Berger to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby. In the event

either the Shareholder or Berger wishes to destroy such records after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety
(90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

        7.3  Right of First Negotiation.  If the Shareholder or any
             --------------------------
Affiliate thereof or any Person in whom the Shareholder has, directly or indirectly, more than a five percent (5%) interest (collectively, a "Related Person") desires to manufacture or distribute a product, other than the Snow Guards, that is related to Berger's current product line as of the date hereof (a "Related Product") or to sell any or all rights to any Related Product, the Shareholder or such Related Person shall give notice to Berger of such desire and shall attempt to negotiate in good faith for a period of at least ninety (90) days to reach an agreement with Berger whereby Berger would become the exclusive worldwide distributor of such Related Product (or would purchase all rights to such Related Product, if applicable); provided, that nothing herein shall limit the
                         --------
right of the Shareholder or any Affiliated Entity (as defined below) to manufacture or distribute Related Products directly or through an Affiliated Entity (including the outsourcing of the manufacture of such Related Products where the Shareholder or an Affiliated Entity will market and distribute such Related Products) without being subject to the provisions provided for herein. An "Affiliated Entity" is an entity at least a majority of the equity and voting rights of which are owned by the Shareholder and no part of the balance of such equity or voting rights are owned by a competitor of Berger. During such negotiations, neither the Shareholder nor any Related Person shall negotiate with regard to the manufacture or distribution of the applicable Related Product with any other Person (except that the Shareholder may consult with counsel or other advisors in conducting negotiations with Berger), nor shall the Shareholder or any Related Person at any time after the termination of such negotiations enter into any agreement for the distribution of (or, if applicable, sale of the rights to) such Related Product with any Person other than Berger unless on terms more favorable to the Shareholder or the Related Person than those offered by Berger without first offering such terms to Berger with Berger having ten (10) Business Days to accept such offer; provided, that in determining whether the terms offered by such
       --------
Person other than Berger are more favorable to the Shareholder than the terms offered by Berger, the Shareholder shall be entitled to consider the dollar amount of any guarantees offered by such Person in addition to the percentage of sales to which the Shareholder would be entitled pursuant to the terms offered by such other Person.

        7.4  Noncompetition Agreement.
             ------------------------
             (a)  Duration and Extent of Noncompetition Agreement.  For a
                  -----------------------------------------------
period of fifteen (15) years from the date hereof, the Shareholder shall not (as principal, partner, director, officer, agent, employee, consultant or otherwise) directly or indirectly engage in (except as an employee or consultant of Berger or an Affiliate of Berger), or directly or indirectly be financially interested in, any business that is engaged in the manufacture, sale or distribution of snow guards, snow bars or other snow

stopping equipment anywhere in the world. Nothing in the foregoing sentence shall be deemed, however, to prevent Shareholder from owning securities of Berger, or of any other publicly-owned corporation engaged in any such business, provided that the total amount of securities of each class owned by Shareholder in such other publicly-owned corporation does not exceed five percent (5%) of the outstanding securities of such class.

        (b)  Remedies for Breach.  The Shareholder acknowledges that the
             -------------------
restrictions contained in Section 7.4(a) are reasonable and necessary in order to protect Berger's legitimate interests and that any violation thereof would result in irreparable injury to Berger. The Shareholder therefore acknowledges and agrees that, in the event of any violation thereof, Berger shall be authorized and entitled to obtain, from any court of competent jurisdiction, preliminary and permanent injunctive relief as well as an equitable accounting of all profits or benefits arising out of such violation, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which Berger may be entitled. In the event that Section 7.4(a) above is held to be in any respect an unreasonable restriction upon the Shareholder, then the court so holding may reduce the territory to which it pertains and/or the period of time in which it operates, or effect any other change to the extent necessary to render such subparagraph enforceable by said court.

             (c)  Extension of Noncompetition Agreement.  In the event of
                  -------------------------------------
any breach or violation of the restriction contained in Section 7.4(a) above, the period therein specified shall abate during the time of any violation thereof and that portion remaining at the time of commencement of any violation shall not begin to run until such violation has been fully and finally cured.

        7.5  Shareholder's Agreement to Provide Services.  The Shareholder
             -------------------------------------------
hereby agrees to provide, subsequent to the date hereof, for no additional consideration, transition services (including services relating to customers and maintenance) to Berger on an as-needed basis at the request of Berger for up to forty (40) hours. Any travel time incurred by the Shareholder at Berger's request pursuant to this Section 7.5 shall be counted against the hour limit contained herein and Berger shall pay all reasonable costs of lodging, food and transportation incurred by the Shareholder at Berger's request.

        7.6  Production of Snow Guards.  Berger agrees that at all times
             -------------------------
that it produces Snow Guards it shall employ in such manufacture or productions materials of a quality that meets or exceeds current standards. Berger further agrees to actively undertake diligent sales promotional efforts in a cost-effective manner consistent with its promotion of other Berger products (as determined by Berger in its reasonable discretion) with regard to the sale of the Snow Guards in the United States and elsewhere as appropriate for a period of fifteen (15) years from the date hereof.

        7.7  Cooperation with Respect to Tax Returns and Audits.  The
             --------------------------------------------------
Shareholder and Berger agree to furnish or cause to be furnished to each other, upon request, and each at their own expense, as promptly as

practicable, such information (including access to books and records) and assistance as is reasonably necessary for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes, including providing additional information and explanations of any material provided hereunder. With respect to the books and records referred to in the preceding sentence, each of the Shareholder and Berger agrees to retain any such books and records within its possession until six (6) months after the expiration of the applicable statute of limitations. After such time, the Shareholder or Berger, as the case may be, may dispose of such books and records, provided that prior to such disposition, the Shareholder or Berger, as the case may be, shall provide the other with a reasonable opportunity to take possession of such books and records, at no cost or expense. The parties recognize that in the event of any audit, assessment or adjustment with respect to a Tax Return relating to periods prior to the date hereof, the Shareholder may have indemnity liability under Article XIII. Accordingly, Berger agrees to notify the Shareholder of any notices of audit, proposed assessment or adjustment, and to allow the Shareholder to control the negotiation and settlement thereof as provided in Section 8.5 hereof; provided, that with respect to any such negotiation or settlement, Berger
--------
shall have the right to participate therein (with counsel of its own choosing) or to review correspondence or negotiations by the Shareholder with any Governmental Body; provided, further, that the Shareholder will
                            --------  -------
not settle, compromise or abandon any appeal, negotiation or other effort to dispute such an audit, assessment or adjustment if such abandonment would affect the Tax position of Berger or any Affiliate thereof with regard to any period ending after the date hereof, without the prior written consent of Berger.

        7.8  Tag-Along Rights.  Neither the President nor the Chairman of
             ----------------
the Board of Berger shall at any time during which the Shareholder owns at least one-quarter of the Berger Shares received pursuant to Section 2.1(a) of this Agreement, transfer Berger Shares beneficially owned by them as part of a transaction pursuant to which a majority of the Berger Shares outstanding as of the effective date of such transaction are transferred to any Person, unless the Shareholder is given the opportunity, by ten (10) days prior notice of the material terms of such transaction, to transfer in connection with such transaction, on the same terms as apply to the Chairman of the Board or the President of Berger, such percentage of his Berger Shares as is equal to the greater of (a) the percentage of Berger Shares owned by the Chairman of the Board of Berger being transferred pursuant to the transaction or (b) the percentage of the Berger Shares owned by the President of Berger being transferred pursuant to the transaction.

                               ARTICLE VIII

                             INDEMNIFICATION

        8.1  Indemnification by the Shareholder.  Subject to the limits
             ----------------------------------
set forth in Section 8.2 hereof, the Shareholder shall indemnify, hold harmless, and, upon request, defend, Berger, its Affiliates and its officers, directors and employees, equity holders, agents and

representatives, from and against any and all losses, claims, actions, suits, damages, liabilities, judgments, deficiencies, penalties, fines, forfeitures, and the costs and expenses incident thereto, including, without limitation, reasonable costs of defense, settlement and attorneys' and experts' fees arising from or relating to:

             (a)  a breach of this Agreement by the Shareholder;

             (b) a claim by a third party that, without regard to the merits of the claim, would constitute such breach;

             (c) any liabilities and obligations of, or claims against, Real-Tool or the Shareholder, existing at and prior to (or, as to the Shareholder, subsequent to) the date hereof (whether absolute, accrued, contingent or otherwise), including, but not limited to, any claim by any taxing authority and any warranty claim related to the Snow Guards or any other product sold by Real-Tool prior to the date hereof; and

             (d) any claim by a third party that Berger's ownership or use of the Assets, or sale of the Snow Guards, or any portion thereof, infringes any rights or interests of the third party.


        8.2  Limitations of Liability of the Shareholder.
             -------------------------------------------

        Notwithstanding the provisions of Section 8.1, the liability of Shareholder for any breaches of representations and warranties under this Agreement shall be limited as follows:

             (a)  Products Liability.  Berger acknowledges that Real-Tool
                  ------------------
has existing products liability insurance, which insurance Berger and Real-Tool may elect to continue or replace with other coverage at their election. Berger hereby expressly waives any and all claims against the Shareholder for claims or liabilities which may arise based upon products liability, whether relating to Snow Guards sold prior to or after the date hereof.

            (b)  Materiality Threshold.  With respect to claims under Section
             ---------------------
8.1(a) hereof, (i) the Shareholder shall not be liable with regard to such claims unless the aggregate amount of such claims exceeds Twenty Thousand Dollars ($20,000) (except that claims with respect to breach of ongoing obligations under Article VII and with respect to the payment of amounts due under Section 2.1 hereof shall give rise to liability without regard to the limitations of this Section 8.2(a)); provided, that if the
                                            --------
aggregate amount of such claims exceeds Twenty Thousand Dollars ($20,000), the Shareholder shall be liable for such entire amount; provided, however,
                                                        -------  -------
that the Shareholder shall be liable for any claims by third parties or relating to Taxes without regard to the limitations of this Section
8.2(a).

             (c)  Liability Cap.  The Shareholder's total liability for
                  -------------
claims under Section 8.1(a) hereof shall not exceed the total amount of all consideration received pursuant to this Agreement, including cash and

Berger Shares, which for the purposes of this Article XIII shall be valued at the Market Price (as defined below) on the date of the claim for indemnification (except that with respect to any Berger Shares sold by the Shareholder at least thirty (30) days prior to the date of such claim, such Berger Shares shall be valued at the amount for which they were sold). "Market Price" shall mean, as of any day, the closing sales price of the Berger Shares on the principal national securities exchange on which the Berger Shares are then listed or, if the Berger Shares are not then listed on a national securities exchange, then the closing sales price of the Berger Shares on such day as reported on the Nasdaq National Market or the Nasdaq SmallCap Market, as applicable of the Nasdaq Stock Market, Inc. ("Nasdaq"), or, if the Berger Shares are not then included on Nasdaq, then the average of the closing bid and ask prices of the Berger Shares on such day in the over-the-counter market as reported by Nasdaq or, if such prices are not reported by Nasdaq, then as reported by the National Quotation Bureau, Inc., or any successor organization.

             (d)  Time Limit.  Except for claims with respect to Section
                 -----------
4.10 hereof (prior period tax liabilities), which shall be governed by the applicable statute of limitations, and Section 4.12 hereof (ownership of the Primary Patent), the Shareholder's liability for claims made by Berger under Section 8.1 (except for claims relating to breach of ongoing obligations under Article VII) shall terminate one (1) year after the date hereof; provided, that the Shareholder shall remain liable for claims with
        --------
respect to which Berger has provided written notice of the particulars thereof to the Shareholder prior to the expiration of such one (1) year period. In the case of claims with respect to Section 4.10, Section 8.6 shall govern. In the case of claims with respect to Section 4.12, the Shareholder's liability for claims made by Berger under Section 8.1 shall, after one (1) year from the date hereof, be limited in amount to future amounts payable under Section 2.1(e). There shall be no time limit for claims with respect to fraud.

        8.3  Indemnification by Berger.  Berger shall indemnify, hold
             -------------------------
harmless, and, upon request, defend, the Shareholder from and against any and all losses, claims, actions, suits, damages, liabilities, judgments, deficiencies, penalties, fines, forfeitures, and the costs and expenses incident thereto, including, without limitation, costs of defense, settlement and attorneys' and experts' fees arising from or relating to:

             (a)  a breach of this Agreement by Berger;

             (b) a claim by a third party (other than a claim arising with respect to product liability) that, without regard to the merits of the claim, would constitute such breach; and

             (c) any liabilities and obligations of, or claims against, Berger arising subsequent to the date hereof and not subject to indemnification under Section 8.1 hereof.

             Provided, however, that with respect to claims under clause
             --------  -------
 (a) of this Section 8.3, (i) Berger shall not be liable with regard to such claims unless the aggregate amount of such claims exceeds Twenty Thousand Dollars ($20,000) (except that claims with respect to breach of

ongoing obligations under Article VII and with respect to the payment of amounts due under Section 2.1 hereof shall give rise to liability without regard to the limitations of this Section 8.3(a)); (ii)if the aggregate amount of such claims exceeds Twenty Thousand Dollars ($20,000), Berger shall be liable for such entire amount; and (iii)Berger's total liability for such claims shall not exceed the total amount of all consideration paid to the Shareholder pursuant to this Agreement, including cash and Berger Shares, which for the purposes of this Article XIII shall be valued at the Market Price on the date of the claim for indemnification.

        8.4  Remedies Cumulative.  Except as herein expressly provided,
             -------------------
the remedies provided herein shall be cumulative and shall not preclude assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.

        8.5  Indemnification Procedures.
             --------------------------
             (a) In the event that any claim shall be asserted by any party against any other party that, if sustained, would result in a claim for indemnity under the provisions of this Article XIII, the party against whom such claim is asserted shall, within a reasonable time after learning of such claim, notify the party responsible for such indemnification (the "Indemnitor") of such claim, and shall extend to the Indemnitor a reasonable opportunity to defend against such claim, at the Indemnitor's sole expense and through legal counsel reasonably acceptable to the party requesting such indemnification (it being stipulated that Wolf, Block, Schorr and Solis-Cohen, Hazel & Thomas and James Creighton Wray, current patent counsel for Real-Tool and the Shareholder, are deemed acceptable), provided that the Indemnitor proceed in good faith, expeditiously and diligently. No determination shall be made pursuant to such claim for indemnity while such defense is still being made until the earlier of (A) the resolution of said claim by the Indemnitor with the claimant, or (B) the termination of the defense by the Indemnitor against such claim or the failure of the Indemnitor to prosecute such defense in good faith in an expeditious and diligent manner. The party asserting the claim for indemnification shall be entitled to rely upon the opinion of its counsel as to the occurrence of either of said events. Such party shall, at its option and expense (and without right of reimbursement), have the right to participate in any defense undertaken by the Indemnitor with legal counsel of its own selection. No settlement or compromise of any claim which may result in a claim for indemnity may be made by the Indemnitor without the prior written consent of the party asserting the claim for indemnification unless (A) prior to such settlement or compromise Indemnitor acknowledges in writing its obligation to pay in full the amount of the settlement or compromise and all associated expenses and (B) the party asserting the claim for indemnification is furnished with security reasonably satisfactory to the party asserting the claim for indemnification that Indemnitor will in fact pay such amount and expenses.

             (b) In the event that the party asserting the claim for indemnification asserts the existence of any claim for indemnification under this Agreement, the party asserting the claim for indemnification shall give written notice to the Indemnitor of the nature and amount of the claim for indemnification asserted, which notice shall be accompanied by, if the same has not been previously provided, copies of supporting documents or calculations. If the Indemnitor, within a period of thirty
(30) days (or sixty (60) days, if such longer period is reasonably

requested to permit evaluation of the claim) after the giving of notice by the the party asserting the claim for indemnification, shall not give written notice to the party asserting the claim for indemnification announcing its intent to contest such assertion of the party asserting the claim for indemnification (such notice by the Indemnitor being hereinafter called the "contest notice"), such assertion of the party asserting the claim for indemnification shall be deemed accepted and the amount of the claim for indemnification shall be deemed established. In the event, however, that a contest notice is given to the party asserting the claim for indemnification within said thirty (30) day period, then the contested assertion shall be settled by arbitration to be held in accordance with
Section 9.7 hereof. The determination of the arbitrator(s) shall be delivered in writing to the Indemnitor and the party asserting the claim for indemnification and shall be final, binding and conclusive upon all of the parties hereto, and the amount of the claim for indemnification, if any, determined to exist, shall be deemed established.

             (c) The party asserting the claim for indemnification and the Indemnitor may agree in writing, at any time, as to the existence and amount of a claim for indemnification, and, upon the execution of such agreement such claim for indemnification shall be deemed established.

             (d) The Indemnitor shall pay the amount of established claims for indemnification to the party asserting the claim for indemnification within five (5) days after the establishment thereof in cash; provided, however, that if the Shareholder is the Indemnitor and
      --------  -------
Berger is reasonably projected to make additional Earn Out Payments, and the next Earn Out Payment due is reasonably anticipated to exceed the amount of the established claim for indemnification, such payment shall be made via offset against the next Earn Out Payment. Any amounts not paid by Indemnitor when due under this subparagraph shall bear interest from the due date thereof until the date paid at a floating interest rate that is five (5) percentage points higher than the prime rate quoted by the Wall Street Journal from time to time.

        8.6  Indemnification for Taxes.
             -------------------------
             (a) (i) The Shareholder shall be liable for, and shall indemnify Berger and hold it harmless against, all Taxes of Real-Tool with respect to periods ending on or before the date hereof, including, without limitation, all Taxes of Real-Tool or the Shareholder attributable to the transactions contemplated by this Agreement. Except as otherwise provided in this Section 8.6, all such liability and the amount thereof shall be determined under Sections 8.1, 8.2 and 8.5.

                  (ii) The Shareholder shall prepare and file the Tax Returns of Real-Tool with respect to Taxes for the taxable year ended December 31, 1996 (the "1996 Returns"). Prior to filing the 1996 Returns, the Shareholder shall provide copies thereof to Berger, and shall allow Berger five (5) Business Days to object to the 1996 Returns based on its reasonable review thereof. The 1996 Returns shall be filed by certified mail, return receipt requested, and the Shareholder shall provide to Berger copies of the proof of mailing of the 1996 Returns and, when available to the Shareholder, copies of proof of receipt of same by the appropriate authority. The Shareholder shall also provide to Berger proof of payment, satisfactory to Berger in its reasonable discretion, with respect to the 1996 Returns; provided, that if the Shareholder does not
                             --------
cause the 1996 Returns to be filed and payment to be made with respect thereto within ten (10) days of the date hereof, Berger may prepare and file Tax Returns with regard to such period, and the Shareholder shall be liable for payment in connection with such Tax Returns in accordance with
Section 8.6(a)(iv) hereof.

                  (iii) The Shareholder has the right, with respect to the taxable year beginning January 1, 1997, to make an election with respect to Real-Tool under sec. 1362(a) of the Code.

                  (iv) All Tax Returns that are due after the date hereof, but are for tax periods of Real-Tool ending on or before the date hereof, shall be timely prepared by Berger and filed by Berger, as appropriate, with the appropriate authorities. Such Tax Returns shall be subject to the reasonable review and approval by the Shareholder. Copies of all such Tax Returns shall be made available to the Shareholder at least twenty (20) business days prior to the date on which they are required to be filed (including extensions). The Shareholder shall be liable for all Taxes relating to such periods. The Taxes to be paid with respect to such periods shall be paid by the Shareholder, by delivery to Berger of the Shareholders' check in the amount of the Tax shown as due, at least ten (10) days prior to the date that the Tax Return is due.

                  (v) (A) For any tax period of Real-Tool that includes the date hereof but that does not end on the date hereof, Berger shall timely prepare and file with the appropriate authorities all Tax Returns and shall pay the Taxes due with respect to such Tax Returns. Such Tax Returns shall be subject to the reasonable review and approval by the Shareholder. Copies of such returns shall be made available to the Shareholder at least twenty (20) days before they are due. The Shareholder shall pay to Berger the excess of (1) a pro rated amount of the Taxes of Real-Tool for any such period over (2) the amount of the Taxes paid prior to the date hereof by Real-Tool with respect to such period. Such payment by the Shareholder to Berger shall be made at least ten (10) days prior to the date the Tax Return is due.

                       (B) In the case of Taxes imposed upon or measured by net income, the pro rated amount shall be the amount of the Taxes for the period, multiplied by a fraction, the numerator of which shall be the net income and gain of Real-Tool for that portion of the tax period ending on the date hereof, and the denominator of which shall be the net income and gain of Real-Tool for the entire period.

                       (C) In the case of all Taxes imposed upon or measured by property or capital, the pro rated amount shall be based upon the number of days in the period up to and including the date hereof divided by the total number of days in the tax period.

                       (D) In the case of all Taxes other than those imposed upon or measured by net income or property or capital, including but not limited to gross receipts taxes, sales and use taxes and payroll taxes, the pro rated amount shall be based upon the transactions occurring on or before the date hereof.







                  (vi) Any liability for Taxes relating to Tax Returns not filed on or before the date hereof shall not be subject to the limitations on liability contained in the proviso clause of Section 8.1(d) hereof.

             (b)  Tax Information and Notifications
                  ---------------------------------

                  (i) After the date hereof, the Shareholder and Berger shall provide each other and their respective agents and representatives timely access and reasonable assistance and cooperation during normal business hours in making tax information relating solely to Real-Tool and copies thereof relating to taxable periods of Real-Tool through and including the date hereof available to each other and their respective agents and representatives, including access for the timely filing of short-period returns. All pertinent books of account, papers and records relating solely to Real-Tool shall be retained either until the statute of limitations to which they relate has expired by lapse of time or by the terms of an agreement for extension of time or until such date as the parties hereto shall have otherwise agreed and ending on or before the date hereof.

                  (ii) The Shareholder and Real-Tool shall be liable on a pro rata basis (determined as in subsection (a)(iii) above) for all reasonable expenses, costs, fees (including attorney's and accountant's fees) incurred by Berger after the date hereof in connection with the resolution of all tax disputes and tax audits of Real-Tool with respect to any tax period which includes the date hereof but which does not end on
the date hereof.   With respect to all other Taxes for which the
Shareholder or Berger are liable, they shall be responsible for all of Berger's costs in any tax disputes relating thereto. The Shareholder and Real-Tool shall make payment of their share of such costs, expenses and fees within fifteen (15) days after receipt of notice of such expenses from Berger.

                  (ii) Except as otherwise provided in this subsection, and notwithstanding anything to the contrary contained in subsection (a) above, Berger shall control resolution of any audit or investigation, and any proceedings with taxing authorities, with respect to the Tax liability occurring on or after the date hereof. However, Berger, at its sole option, may extend to the Shareholder the opportunity to assume the defense of the matter.


















                                ARTICLE IX

                              MISCELLANEOUS

        9.1  Certain Definitions.
             -------------------

             For purposes of this Agreement, the following terms shall have the meanings specified in this Section 9.1:

             "Affiliate" means, with respect to any Person, any other
              ---------
Person controlling, controlled by or under common control with such Person.

             "Business Day" means any day of the year on which federally
              ------------
chartered banking institutions in Philadelphia, Pennsylvania, are open to the public for conducting business and are not required or authorized to close.

             "Code" shall mean the Internal Revenue Code of 1986, as
              ----
amended.


             "Contract" means any oral or written contract, agreement,
              --------
indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement.

             "Environmental Law" means any foreign, federal, state or
              -----------------
local law, statute, regulation, code, ordinance, rule of common law or other requirement in any way relating to the protection of human health and safety or the environment as now or hereafter in effect including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. sec. 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. sec. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. sec. 6901 et seq.), the Clean Water Act (33 U.S.C. sec. 1251 et seq.), the Clean Air Act (42 U.S.C. sec. 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. sec. 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. sec. 136 et seq.), and OSHA, as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous foreign, state or local laws.

             "Governmental Body" means any government or governmental or
              -----------------
regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

             "Hazardous Material" means any substance, material or waste
              ------------------
which is regulated by the United States or any state or local governmental authority including, without limitation, petroleum and its by-products, asbestos, and any material or substance which is defined as a "hazardous
<PASTE>
waste," "hazardous substance," "hazardous material," "restricted hazardous waste," "industrial waste," "solid waste," "contaminant," "pollutant," "toxic waste" or "toxic substance" under any provision of Environmental Law.

        "Law" means any federal, state, local or foreign law (including
         ---
common law), statute, code, ordinance, rule, regulation or other requirement, including, without limitation, any Environmental Law.

        "Legal Proceeding" means any judicial, administrative or arbitral
         ----------------
actions, suits, proceedings (public or private), claims or governmental proceedings.

        "Lien" means any lien, pledge, mortgage, deed of trust, security
         ----
interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

        "Material Adverse Change" means any material adverse change in the
         -----------------------
Business, results of operations, prospects or condition (financial or otherwise) of Real-Tool.

        "Order" means any order, injunction, judgment, decree, ruling,
         -----
writ, assessment or arbitration award.

        "OSHA" means the Occupational Safety and Health Act of 1970, as
         ----
amended, and any other Federal, state or local statute, law, ordinance, code, rule or regulation or judicial or administrative order or decree regulating, relating to or imposing liability or standards of conduct concerning employee safety and/or health, as now or at any time hereafter in effect.

        "Patents" means any and all United States or foreign patents owned
         -------
by Real-Tool or the Shareholder, other than the Excluded Intellectual
Property.

        "Primary Patent" means United States patent number 5,282,340.
         --------------
        "Permits" means any approvals, authorizations, consents, licenses,
         -------
permits or certificates, including without limitation any Permits required to handle Hazardous Material or otherwise required under any Environmental Law.

        "Person" means any individual, corporation, partnership, firm,
         ------
joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

        "Securities Reports" means, collectively, the Annual Report on
         ------------------
Form 10-K of Berger for the year ended December 31, 1995, the Quarterly

Reports on Form 10-Q of Berger for the periods ending March 31, June 30 and September 30, 1996, the Proxy Statement of Berger dated July 8, 1996 and the Registration Statement of Berger on Form S-3, as filed with the United States Securities and Exchange Commission on November 7, 1996.

        "Subsidiary" of a Person means any other Person of which a
         ----------
majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such Person.

        "Taxes" means all taxes, charges, fees, levies, imposts, duties,
         -----
and other assessments, including but not limited to any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, gains, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, excise, severance, stamp, occupation, premium, recording, real property, personal property, Federal highway use, commercial rent, environmental, windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties, or additions to tax, and any interest or penalties imposed with respect to the filing, obligation to file or failure to file any Tax Return, assessed by any federal, state (including the District of Columbia), local, foreign (including possessions and territories of the United States) government or agency.

        "Tax Return" means any return, declaration, report, claim for
         ----------
refund, information return, statement, or other similar document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        9.2  Confidentiality.  The Shareholder agrees to maintain as
             ---------------
confidential all non-public information received from Berger and further agrees not to trade in Berger's securities on the basis of any such information.

        9.3  Expenses.  The parties shall each bear their own expenses
             --------
incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

        9.4  Termination.  This Agreement may be terminated by written
             -----------
agreement of the parties hereto and in such event this Agreement shall have no further force or effect and there shall be no liability to the parties hereto.

        9.5  Further Assurances.  Each of the Shareholder and Berger
             ------------------
agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable, without payment of further consideration, for the implementation of this Agreement and the consummation of the transactions contemplated hereby.


        9.6  Right of Set-Off.  Berger shall be entitled to set-off
             ----------------
against any amounts payable by Berger pursuant to Sections 2.1(c), (e),
(f) and (g) any amounts owed by the Shareholder to Berger pursuant to this Agreement, including without limitation pursuant to Sections 2.1(f) and (g) and Article XIII hereof; provided, that before asserting any
                                 --------
rights of set-off pursuant to this Section 9.6, Berger shall provide, no later than ten (10) days before implementing such right, notice of its intent to make such set-off, with a reasonable explanation of the reasons therefor to the Shareholder; provided further, that with respect to any
                             -------- -------
right of set-off arising with respect to the claim of a third party against Berger (in accordance with the indemnification provisions of Article XIII hereof), Berger shall not assert such right of set-off if (a) within ten (10) days of receiving the notice set forth in the above proviso, the Shareholder agrees to defend such claim and to indemnify and hold harmless Berger, in accordance with Article XIII hereof, with respect to such claim; (b) the Shareholder demonstrates to Berger's reasonable satisfaction his ability to fulfill such obligations in a manner that does not adversely affect Berger's business; and (c) the Shareholder continues to defend such claim in a manner that does not adversely affect Berger's business.

        9.7  Arbitration.
            -----------

             (a) The parties hereto waive their rights to seek remedies in court, including any right to a jury trial, and agree that in the event of any dispute arising between the parties, such dispute shall be settled by arbitration to be conducted in Baltimore, Maryland in accordance with the rules of the American Arbitration Association ("AAA") applying the laws of Pennsylvania. Disputes will not be resolved in any other forum or venue. The parties hereto understand that any party's right to appeal or to seek modification of rulings in an arbitration is severely limited.
Any award rendered by the arbitrators shall be final and binding and judgment may be entered upon it in any court of competent jurisdiction in Pennsylvania, Virginia or any other applicable jurisdiction. Notwithstanding the foregoing, the parties agree that they shall retain the right to institute court actions for injunctive and other non-monetary equitable relief.

             (b) Any arbitration entered into with respect to the right of first negotiation set forth in Section 7.3 hereof shall be conducted pursuant to the most expedited procedures available under the rules of the AAA.

             (c) In connection with any dispute regarding calculation of the amount of the Earn Out Payments due under Section 2.1(e) hereof, the parties will specify that the arbitrators appointed with respect to such dispute be reputable certified public accountants, to the extent such appointments are reasonably practicable.

             (d) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 9.12.



        9.8  Default.  Should any party to this Agreement default in the
             -------
payment of any amount due under this Agreement, and remain in default thereof ten (10) days after receiving written notice of such default, the amount of such default shall accrue interest from the date first owed until the date paid at a floating interest rate that is five (5) percentage points higher than the prime rate quoted by the Wall Street Journal from time to time.

        9.9  Entire Agreement; Amendments and Waivers.  This Agreement
             ----------------------------------------
(including the schedules and exhibits hereto), the Seller Documents and the Berger Documents represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof or thereof can be waived, only by written instrument making specific reference to this Agreement or specific Seller Document or Berger Document signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement or specific Seller Document or Berger Document shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

        9.10 Governing Law.  This Agreement shall be governed by and
             -------------
construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to principles of conflicts of law.

        9.11 Table of Contents and Headings.  The table of contents and
             ------------------------------
section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

        9.12 Notices.  All notices and other communications under this
             -------
Agreement shall be in writing and shall be deemed given when delivered personally, sent by nationally recognized overnight courier or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):






   If to Berger:

        805 Pennsylvania Boulevard
        Feasterville, PA  19053
        Attention:   Joseph F. Weiderman, President
        Telephone No:   (215) 355-1200 (ext. 120)
        Telecopy No:     (215) 355-7738

   with a copy to:

        Wolf, Block, Schorr and Solis-Cohen
        Twelfth Floor, Packard Building
        Fifteenth & Chestnut Streets
        Philadelphia, Pennsylvania  19102
        Attention:  Jason M. Shargel, Esquire
        Telephone No:  (215) 977-2216
        Telecopy No:    (215) 977-2334

   If to Real-Tool or the Shareholder:

        Mr. Roger M. Cline
        Route 1
        Box 341
        Bluemont, VA  20135
        Telephone No:  (540) 554-2863
        Telecopy No:    (540) 554-2863

   with a copy to:

        Hazel & Thomas P.C.
        3110 Fairview Park Drive
        Falls Church, Virginia 22042
        Attention:  Robert B. Webb, III
        Telephone No:  (703) 641-4200
        Telecopy No:    (703) 641-4340

        9.13 Severability.  If any provision of this Agreement is invalid
             ------------
or unenforceable, the balance of this Agreement shall remain in effect.

        9.14 Counterparts.  This Agreement may be executed by the parties
             ------------
hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.














        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.


                            BERGER HOLDINGS, LTD.

                            By:JOSEPH F. WEIDERMAN
                               ----------------------------
                               Name: Joseph F. Weiderman
                               Title: President


                            ROGER M. CLINE
                            ------------------------------------
                            ROGER M. CLINE


                                 JOINDER
                                 --------

        The undersigned hereby joins in the above Stock Purchase Agreement for purposes of agreeing to Section 2.1(e) of the Stock Purchase
Agreement.


                            REAL-TOOL, INC.


                            By: ROGER M. CLINE
                                ----------------------------
                                Name: Roger M. Cline
                                Title: President

























                                 -32-